UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2008

Bank of Granite Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630
(Address of Principal Executive Offices) (Zip Code)
(828) 496-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page
Item 8.01 – Other Events	3

Item 9.01 – Financial Statements and Exhibits	3

Signatures	4

Item 8.01 — Other Events
     On September 22, 2008, the Board of Directors of Bank of Granite Corporation (the “Company”) approved a 5-for-4 stock split that will be effected by issuing one additional share of its common stock for each four shares held by shareholders of record on October 17, 2008. The additional shares are expected to be distributed on or about October 31, 2008. In lieu of issuing fractional shares, cash will be paid based on the split-adjusted closing price on the October 17, 2008 record date.
     Also on September 22, 2008, the Board of Directors of the Company announced a suspension of the Company’s cash dividend in an effort to preserve capital. The cash dividend suspension will preserve approximately $2 million of capital per quarter.
     The Board of Directors also announced the Company’s plans, subject to regulatory approval, to combine its banking and mortgage subsidiaries, Bank of Granite and Granite Mortgage, Inc., which is expected to increase capital in the Bank subsidiary and provide funding options for the mortgage operations. The Company is anticipating expense reductions of $1.5 million for 2009, as a result of the combination of subsidiaries, a reduction in headcount and a stringent operating expense reduction plan.
     A news release announcing the stock split, cost reduction measures and cash dividend suspension was issued on September 23, 2008, and a copy of that announcement is furnished as Exhibit 99.1 hereto.
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press release issued September 23, 2008

Signatures
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation
September 23, 2008	By:	/s/ Kirby A. Tyndall
Kirby A. Tyndall
Secretary, Treasurer and Chief Financial Officer

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